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                                                                EXHIBIT - (c)(1)

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of April 15, 1998 (the "Agreement"), by and among Siebe plc, a United Kingdom public limited company (the "Parent"), S Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), S Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the "Merger Sub"), and Simulation Sciences Inc., a Delaware corporation (the "Company").

      WHEREAS, the Boards of Directors of the Parent, the Purchaser, the Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for the Purchaser to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, in furtherance thereof, it is proposed that the Purchaser shall make a cash tender offer to acquire all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), together with the associated Rights (as hereinafter defined) for $10.00 per share of Company Common Stock (all issued and outstanding shares of Company Common Stock, together, except where the context otherwise requires, with the associated Rights, being hereinafter collectively referred to as the "Shares"), net to the seller in cash, in accordance with the terms and subject to the conditions provided for herein and in the offering documents relating to the Offer (as defined below); and

      WHEREAS, the Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger (as defined below) is fair to and in the best interests of the Company and its stockholders and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger on the terms and conditions set forth herein of the Merger Sub with and into the Company following the Offer.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Purchaser, the Merger Sub and the Company hereby agree as follows:
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                                   ARTICLE 1

                                   THE OFFER

1.1   The Offer.

      (a) Provided this Agreement shall not have been terminated in accordance with Section 8.1, the Purchaser (or one or more other direct or indirect wholly-owned subsidiaries of Parent) shall, not later than one business day after execution of this Agreement, publicly announce the transactions contemplated hereby, and not later than five business days after execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase all Shares at a price of $10.00 per Share (the "Per Share Price"), net to the seller in cash (the "Offer," which term shall include any amendments to such Offer not prohibited by this Agreement) and, subject to a minimum of not less than a majority of the outstanding Shares (on a fully-diluted basis excluding Out of the Money Options (as defined below)) being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and the further conditions set forth in this Agreement and Annex I of this Agreement, shall accept for payment and pay for Shares purchased pursuant to the Offer. The initial expiration date of the Offer shall be May 18, 1998. Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to accept for payment and pay for any Shares that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer, and shall cause the Purchaser and the Merger Sub to fulfill all of their respective other obligations under this Agreement. The Offer shall be made by means of an offer to purchase containing the Minimum Condition and the further conditions set forth in this Agreement and Annex I. Simultaneously with the commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements hereto, the "Schedule 14D-1"), which shall have been provided to the Company such that the Company shall have a reasonable opportunity to promptly comment thereon. Parent, the Purchaser and the Merger Sub agree to provide the Company and its counsel any comments the Parent, the Purchaser or the Merger Sub or their counsel may receive from the Commission or its staff with respect to the Schedule 14D-1 promptly after the receipt of such comments. For purposes of this Agreement, "Out of the Money Options" shall mean any option, warrant or other contractual right to purchase shares of the Common Stock of the Company which as of the date hereof have an exercise price per Share of Common Stock equal to or greater than the Per Share Price.

      (b) The Purchaser expressly reserves the right to modify the terms and conditions of the Offer from time to time, except that, without the prior written approval of the Company, the Purchaser shall not amend the Offer (i) to reduce the cash price per Share to be paid pursuant thereto, (ii) to reduce the number of Shares to be purchased thereunder, (iii) to change the form of consideration to be paid in the Offer, (iv) to increase the minimum number of Shares which must be tendered as a condition to the


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Offer, (v) to waive the Minimum Condition if such waiver would result in less than a majority of the outstanding Shares (on a fully-diluted basis excluding Out of the Money Options) being accepted for payment or paid for pursuant to the Offer, (vi) to impose additional conditions to the Offer, (vii) to extend the period of the Offer, except that the Offer may be extended (subject to the Company's right of termination in Section 8.1 herein), without the prior written approval of the Company (A) as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission"), (B) if at the scheduled or extended expiration date of the Offer any of the conditions set forth in Annex I have not been satisfied or waived, until such time as all such conditions are satisfied or waived or (C) provided that there shall not have been tendered at least 90% of the outstanding Shares, for one or more times for a total number of days in the aggregate for any extension pursuant to this clause (C) not to exceed 10 business days for any reason other than those specified in the immediately preceding clauses (A) and (B), or (viii) otherwise to amend the terms of the Offer (including the conditions set forth in the Agreement and Annex I) in a manner that is materially adverse to stockholders of the Company.

      (c) Notwithstanding the foregoing, the Parent, the Purchaser and the Merger Sub agree that if all of the conditions set forth on Annex I hereto are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date which is 30 business days after the commencement of the Offer, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Offer beyond the date which is 30 business days after the commencement of the Offer.

1.2   Company Action.

      (a) The Company hereby consents to the Offer and represents that its Board of Directors has unanimously (i) approved the Offer and the Merger (as defined in Section 2.1), has determined that this Agreement and the Offer are fair to and in the best interest of the Company and its stockholders and has resolved to recommend acceptance of the Offer to the Company's stockholders, and that the stockholders tender their Shares in the Offer and, if applicable, vote to approve and adopt this Agreement and the Merger, (ii) taken all action necessary to render (x) Section 203 of the Delaware General Corporation Law, and (y) the Company's Stockholders Rights Agreement, dated as of August 13, 1997, between the Company and Harris Trust Company of California, as rights agent, (the "Rights Agreement"), inapplicable to the Offer, the Merger, this Agreement, the Stock Option Agreement (as defined herein) or any of the transactions contemplated hereby or thereby and (iii) approved the Stock Option Agreement (as defined in Section 6.12). The Company hereby consents to the inclusion in the Offer Documents (as hereinafter defined) of the recommendation of the Board of Directors described in the first sentence of this Section 1.2, except as such consent may be withdrawn by the Board of Directors of the Company in the exercise of its fiduciary duties after consultation with its counsel. The Company represents that it has received


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the opinion of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated
("DRW") to the effect that, as of the date of such opinion, the consideration offered pursuant to the Offer and Merger is fair to stockholders of the Company from a financial point of view.

      (b) Simultaneously with, or as promptly as possible after, the commencement of the Offer, subject to the terms hereof, the Company shall file with the Commission and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall reflect the recommendation of the Board of Directors; provided that prior to the filing of such Schedule 14D-9, the Company shall have provided the Purchaser's counsel with a reasonable opportunity to review and make comments with respect to such
Schedule 14D-9. Such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties after consultation with counsel.

      (c) In the event that the Purchaser has not designated a majority of the members of the Company's Board of Directors pursuant to the terms of Section 1.3 hereof and a stockholder vote is required, all information supplied by the Company for inclusion in any proxy statement filed with the Commission and sent or given to stockholders pursuant to Section 6.2 hereof shall, at the time such proxy statement is first mailed to the Company's stockholders and at the time of the related stockholders meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of filing with the Commission, mailing to stockholders or any meeting of stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which is supplied in writing by Parent, the Purchaser or the Merger Sub specifically for inclusion and which is contained in any of the foregoing documents. Each of the Company, the Parent and the Purchaser agrees to correct promptly any information supplied by it for use in the Schedule 14D-9 if and to the extent that the Schedule 14D-9 shall become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be mailed to holders of the Shares. Any such Schedule 14D-9 and/or proxy statement, or any amendment thereto, shall be provided to the Parent, the Purchaser and the Merger Sub such that Parent, Purchaser and Merger Sub shall have an opportunity to promptly comment thereon. The Company agrees to provide the Parent, the Purchaser and the Merger Sub and their counsel any comments the Company or its counsel may receive from the Commission or its staff with respect to any such
Schedule 14D-9 and/or proxy statement, or any amendment thereto, promptly after receipt of such comments.

      (d) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of the record holders and, if available, of non-objecting beneficial owners of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent practicable date, and shall from time to time


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      furnish the Purchaser with such additional information, including updated or additional lists of stockholders, mailing labels and lists of securities positions, and other assistance as the Purchaser may reasonably request in order to be able to communicate the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer and any other documents necessary to consummate the Merger, Parent, the Purchaser and the Merger Sub and each of their affiliates shall treat all information in such labels, lists and additional information as "Evaluation Material" in accordance with the letter agreement dated April 7, 1998 between Parent and the Company (the "Confidentiality Agreement").

      1.3 Directors. Promptly upon the payment by the Purchaser or any of Parent's direct or indirect subsidiaries pursuant to the Offer for such number of Shares which represent at least a majority of the outstanding Shares and from time to time thereafter, the Company shall increase the size of its Board of Directors to seven (7) members and the Purchaser shall be entitled to designate members of the Company's Board of Directors such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will have a number of representatives on the Board of Directors, rounded up to the next whole number, equal to the product obtained by multiplying seven (7) by the percentage of Shares beneficially owned by Parent and any of its subsidiaries. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or use its reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors and shall use its best efforts to cause the Purchaser's designees to be so elected, provided, however, that in the event that Purchaser's designees are elected to, and constitute a majority of, the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement (the "Continuing Directors") and, provided further that, in such event, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director(s) shall designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement, or, if no Continuing Director then remain, the other directors of the Company on the date hereof shall designate three persons to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company shall take, at its expense, all action necessary to fulfill its obligations under this Section 1.3, including the mailing to the Company's stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to the Purchaser and its counsel. The Purchaser shall supply to the Company and be solely responsible for any information furnished in writing to the Company specifically with respect to the Purchaser and its nominees, officers, directors and affiliates for use in connection with and required by, such Section 14(f) and Rule 14f-1

      Notwithstanding the foregoing, (i) the affirmative vote of a majority of the Continuing Directors shall be required to terminate, amend, modify or waive any provision of this Agreement on behalf of the Company, or to approve any other action by the Company with respect to the Offer or the other transactions contemplated hereby, or the Certificate of Incorporation or Bylaws of the Company which adversely affects the interests of the


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stockholders of the Company (other than the Parent, the Purchaser or the Merger
Sub) with respect to such transactions and (ii) none of the Purchaser, the Merger Sub or Parent shall, directly or indirectly, cause the Company to breach its obligations hereunder.


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                                   ARTICLE 2

                                   THE MERGER

      2.1 The Merger. At the Effective Time (as defined in Section 2.3), in accordance with this Agreement and the Delaware General Corporation Law, as amended (the "Delaware Law"), the Merger Sub (or another direct or indirect Delaware subsidiary of Parent) shall be merged with and into the Company (the "Merger"), the separate existence of the Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation." Notwithstanding the foregoing, the Purchaser may revise the structure of the Merger (including merging the Company into the Merger Sub or merging the Company with or into another direct or indirect wholly-owned subsidiary of Parent) provided that any such restructuring does not (i) cause a failure of a condition to the Offer or the Merger, (ii) adversely affect the stockholders of the Company and (iii) cause the Company to breach its representations and warranties hereunder.

      2.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, both public and private, of the Merger Sub and the Company (collectively, the "Constituent Corporations"); shall be vested with all property, whether real, personal, or mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest belonging to or due to each of the Constituent Corporations; and shall be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the Delaware Law.

      2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver, if possible, of the conditions set forth in Article 7, and in no event later than five business days after such satisfaction or waiver, the parties hereto will cause an Agreement or Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of applicable law using the procedures permitted in Section 253 (if possible) or Section 251 of the Delaware Law. The Merger shall be effective at the time of the filing of the Agreement or Certificate of Merger with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as the Merger Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

      2.4 Certificate of Incorporation and By-Laws; Directors and Officers. The Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended, subject to Section 6.10 below, as provided therein and under the Delaware Law. The directors of the Merger Sub holding office immediately prior


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to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.

      2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holder of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 2.5(b) hereof, shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares"), be converted into and become a right to receive in cash the highest price per share paid pursuant to the Offer (the "Merger Consideration").

            (b) Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by Parent, the Purchaser or any subsidiary thereof shall automatically be cancelled and retired and no payment shall be made with respect thereto.

            (c) Each share of the Merger Sub's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

            (d) The holders of such Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law; provided, however, that if, in accordance with such Section of the Delaware Law, any holder of Dissenting Shares shall (i) subsequently withdraw his demand for payment for such shares, or (ii) fail to maintain a petition for appraisal as provided in such Section; or if neither any holder of Dissenting Shares nor the Surviving Corporation has filed suit as provided in Section 262 of the Delaware Law, such holder or holders (as the case may be) shall forfeit such right to payment of such Shares, and such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

      2.6 Company Stock Options. The Parent, the Purchaser, the Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any outstanding stock options or warrants under any of the Company's 1994 Stock Option Plan, 1996 Stock Option Plan or 1996 Director Option Plan or any other agreement or arrangement (collectively, as amended, the "Stock Plans"), or substitute any additional options or warrants for such outstanding options or warrants. Following the purchase of Shares pursuant to the Offer, the unvested portions of all outstanding stock options, warrants or other rights to acquire shares issued under the Stock Plans shall automatically accelerate in accordance with the terms of the Stock Plans(the "Accelerated Options"). In lieu of exercising such Accelerated


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Options, each holder thereof shall, upon surrender for cancellation of the same to the Company on or before the Effective Time, be entitled to receive from the Company, subject to applicable withholding requirements, an amount in cash equal to the excess of (a) the product of the number of Shares covered by such Accelerated Options multiplied by the Merger Consideration, over (b) the product of the number of Shares covered by such Accelerated Options multiplied by the per-Share exercise, purchase or conversion price payable upon exercise, purchase or conversion of the same. Any outstanding stock options or warrants that shall not have been exercised or surrendered for payment in accordance with the preceding sentence shall terminate at the Effective Time in accordance with the terms of the Stock Plans.

      2.7 Employee Stock Purchase Plans. The Company shall terminate its 1996 Employee Stock Purchase Plan for U.S. Employees and its 1996 Employee Stock Purchase Plan for non-U.S. employees (together, the "Employee Stock Purchase Plans") by having its Board of Directors amend each of the Employee Stock Purchase Plans as necessary to provide that: (a) any shares of the Company's Common Stock shall be purchased under the Employee Stock Purchase Plans on a new "Exercise Date" (as such term is defined in the Employee Stock Purchase Plans) set by the Board of Directors, which Exercise Date shall be on the last trading day immediately prior to the consummation of the Offer, or such earlier time as the Board shall specify, and (b) immediately following such purchase of shares of the Company's Common Stock, each of the Employee Stock Purchase Plans shall terminate.

      2.8 Surrender of Shares; Stock Transfer Books.

            (a) Prior to the Effective Time, the Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Shares (the "Exchange Agent") to receive the Merger Consideration, and at or immediately following the Effective Time, Parent shall take all steps necessary to cause the Purchaser to have sufficient funds to be able to provide the Exchange Agent with the funds necessary to make the payments contemplated by this Article II.

            (b) Promptly after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.5(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously representing Shares to be exchanged pursuant to the Merger (the "Certificates") shall pass, only upon proper delivery of such Certificates to the Exchange Agent) and instructions for use thereof in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of the Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be requested, the Exchange Agent shall promptly deliver to the persons entitled thereto the Merger Consideration payable in respect of the Shares represented by the Certificates, and the Certificates shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held in the treasury of the Company, by the Purchaser or any subsidiary of the Purchaser and Dissenting Shares) evidencing Shares shall, after the


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      Effective Time, be deemed to evidence only the right to receive the Merger
      Consideration.

            (c) If delivery of the Merger Consideration in respect of cancelled Shares is to be made to a person other than the person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such delivery or payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

            (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. No interest shall be paid or accrue on any portion of the Merger Consideration.

            (e) Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

      2.9 Taking of Necessary Action; Further Action. Subject to the terms and conditions hereof, Parent, the Purchaser, the Merger Sub and the Company, respectively, shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for herein or contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Constituent Corporations or otherwise to take, and shall take, all such action.

      2.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing Shares shall have been lost, stolen or destroyed, the paying agent shall pay to such holder the Merger Consideration required pursuant to Section 2.5, in exchange for such lost, stolen or destroyed certificates, upon (i) the making of an affidavit of that fact by the holder thereof with such assurances as the paying agent (upon prior consultation with Parent) in its discretion and as a condition precedent to the payment of the Merger Consideration as the paying agent, may reasonably require of the holder of such lost, stolen or destroyed certificates, and (ii) upon written agreement by such holder to indemnify the Company, Parent, Merger Sub and the


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Surviving Corporation for any and all losses or damages suffered by such entities as a result of payment of the Merger Consideration (upon prior consultation with Parent) in its discretion and as a condition precedent to the payment of the Merger Consideration as the paying agent, may reasonably require of the holder of such lost, stolen or destroyed certificates.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PARENT,
                        THE PURCHASER AND THE MERGER SUB

      The Parent, the Purchaser and the Merger Sub hereby agree and represent and warrant to the Company as follows:

      3.1 Organization and Qualification. Each of the Parent, the Purchaser and the Merger Sub has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the United Kingdom in the case of Parent and the laws of Delaware in the case of the Purchaser and Merger Sub and has the requisite corporate power to carry on its respective business as now conducted. Each of the Parent, the Purchaser and the Merger Sub is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, revenues, operations or financial condition of the Parent and its subsidiaries, taken as a whole. As of the date of this Agreement, the Parent, the Purchaser and the Merger Sub have no obligations or liabilities, and none of such parties are parties to any pending or, to the knowledge of such parties, threatened, litigation, which in any case if paid or adversely determined would have a material effect on their ability to consummate the transactions contemplated by this Agreement. The Purchaser is an indirect wholly-owned subsidiary of the Parent and the Merger Sub is a wholly-owned subsidiary of the Purchaser. The Certificate or Articles of Incorporation and By-Laws of the Purchaser and the Merger Sub contain no provisions which would have a material adverse effect on the ability of either of such entities to consummate the transactions contemplated by this Agreement.

      3.2 Authority Relative to this Agreement. Each of the Parent, the Purchaser and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and the Option Agreement, as applicable, and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Option Agreement, as applicable, by the Parent, the Purchaser and the Merger Sub, as applicable, and the consummation by the Parent, the Purchaser and the Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of the Parent, the Purchaser and the Merger Sub, as applicable, by the Parent as the sole stockholder of the Purchaser, and by the Purchaser as the sole stockholder of the Merger Sub, and no other corporate proceedings on the part of the Parent, the Purchaser or the Merger Sub are necessary to authorize this Agreement or the Option Agreement, as applicable, and the


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transactions contemplated hereby and thereby. This Agreement and the Option
Agreement, as applicable, have been duly executed and delivered by the Parent, the Purchaser and the Merger Sub and constitute a valid and binding obligation of each such company, enforceable in accordance with its terms. None of the Parent, the Purchaser or the Merger Sub is subject to or obligated under any provision of (a) its Certificate or Articles of Incorporation or By-Laws, or (b) any contract, indenture, instrument, or other agreement, or (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution, delivery and performance of this Agreement or the Stock Option Agreement, as applicable, and the consummation by it of the transactions contemplated hereby and thereby, other than any such breaches, violations, defaults, rights of termination or acceleration, or encumbrances, which will not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser or the Merger Sub to consummate the Offer or the Merger. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), no authorization, consent or approval of, or filing with, any public body, court or authority of competent jurisdiction (each a "Government Entity") is necessary on the part of the Parent, the Purchaser or the Merger Sub for the consummation by the Parent, the Purchaser and the Merger Sub of the transactions contemplated by this Agreement or the Stock Option Agreement, as applicable, other than filings with such foreign jurisdictions in which subsidiaries of the Company are organized which may require filings to be made in connection with the transfer of control of such subsidiaries, and Parent, the Purchaser and the Merger Sub each agrees to make any and all such filings on or prior to the Effective Time if any of such parties are required to make such filings under applicable law.

      3.3 Offer Documents. The Offer to Purchase and related Letter of Transmittal and Schedule 14D-1 (and any amendments or supplements to the foregoing) (which together constitute the "Offer Documents") shall in all material respects conform with the requirements of the Exchange Act and the rules and regulations thereunder (except that the foregoing representation shall not apply with respect to the accuracy of information relating to the Company which has been excerpted or derived from public sources or furnished in writing by the Company specifically for inclusion in the Offer Documents). As of their respective dates, and on the date they are first published, sent or given to holders of Shares, the Offer Documents, taken as a whole, shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Each of the Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-1 and the other Offer Documents if and to the extent that any of them shall become false or misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The information supplied by Parent for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger, or the information statement to be sent to such stockholders, as appropriate, shall not, on the date the proxy statement or information statement is first mailed to stockholders, at the time of such stockholders' meeting, if any, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading.

      3.4 Financing. At the expiration of the Offer and the Effective Time, Parent and the Purchaser will have available all funds necessary for the acquisition of all Shares pursuant to the Offer and to perform their respective obligations under this Agreement, including without limitation, payment in full for all shares of Common Stock validly tendered into the Offer or outstanding at the Effective Time and all obligations to make payment with respect to the Options pursuant to Section 2.6.

      3.5 No Violation of the Margin Rules. None of the transactions contemplated by this Agreement will violate or result in the violation of
Section 7 of the Exchange Act or any regulation promulgated pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

      3.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Parent, the Purchaser and the Merger Sub, except as set forth in the Disclosure Schedule which was dated and delivered to the Parent, the Purchaser and the Merger Sub on or prior to the date hereof, as follows:

      4.1 Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware. The Company is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, revenues, assets, operations or financial conditions of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect on the Company" (it being understood that (i) any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect on the Company, (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Material Adverse Effect on the Company (provided that such affect does not adversely effect the Company in a disproportionate manner) and (iii) any adverse effect resulting from litigation brought or threatened against the Company or any member of its Board of Directors in respect of the Offer, the Merger, or any of the transactions contemplated hereby shall not be taken into account in determining whether there has been a Material Adverse Effect on the Company)). The Company has full corporate power and authority to own its properties and conduct its business as presently owned and conducted. The copies of the Certificate of Incorporation and By-Laws of the Company previously delivered or made available to the Purchaser are true, correct and complete as of the date hereof.

      4.2 Subsidiaries. Each subsidiary of the Company, all of which are listed in either Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K Report") or the Disclosure Schedule, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation in good standing in each jurisdiction in the United States in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company, and has full power and authority to own its properties and conduct its business as presently owned and conducted. Except as set forth on Schedule 4.2, the Company owns, directly or indirectly, all of the outstanding shares of capital stock of each such subsidiary free and clear of all liens, claims. charges or encumbrances; there are no irrevocable proxies with respect to such shares; and all such shares are validly issued, fully paid and nonassessable. Except for the capital stock of such subsidiaries or otherwise as disclosed in the Form 10-K Report, the Company does not own, directly or indirectly, any investment (other than for ordinary cash management purposes) in (a) any general partnership or joint venture or (b) any equity or debt investment having either a fair market or face value or cost in excess of $100,000. Except as disclosed in the Disclosure Schedule, neither the Company nor any of its subsidiaries is obligated to make any payments in the form of earn-outs, deferred purchase price or other consideration in respect of the purchase price payable in connection with the acquisition of any subsidiary or business.

      4.3 Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares and 5,000,000 shares of preferred stock, $.001 par value ("Preferred Stock"), of which 100,000 shares have been designated Series A Participating Preferred Stock (the "Series A Preferred Stock"). As of the date hereof, 14,146,608 Shares (plus any Shares issued upon exercise of stock options outstanding on March 31, 1998), and no shares of Preferred Stock, are issued and outstanding. All issued and outstanding Shares are duly authorized and issued, and are fully paid and nonassessable. As of the date hereof, (a) 2,086,249 Shares (less the number of Shares issued upon the exercise of stock options outstanding on March 31, 1998) are reserved for issuance pursuant to outstanding stock options, (b) 1,320,001 shares are reserved for future grants pursuant to the Stock Plans, and (c) 100,000 shares of Series A Preferred Stock are reserved for issuance pursuant to preferred stock purchase rights (the "Rights") issued under the Rights Agreement. Section 4.3 of the Disclosure Schedule sets forth a complete and correct list of the Company's outstanding stock options, including for each the name of the option holder, the date of grant, the expiration date, the plan under which the option (or any portion thereof) was granted, and the dates and the number of Shares as to which any portion of the option becomes exercisable. Except as otherwise described in the Disclosure Schedule and for Stock issuable upon exercise of outstanding options on the date hereof or upon issuance of Stock pursuant to the Employee Stock Purchase Plans, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of, or make any payments based on the value or appreciation of any, capital stock of the Company or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any of its subsidiaries or any other person. The holders of outstanding Shares are not entitled to any contractual or statutory preemptive or other similar rights. Upon consummation of the Merger in accordance with the terms of this Agreement, the Purchaser will own the entire equity interest in the Company, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Surviving Corporation or any of its subsidiaries to issue or sell any shares of capital stock of the Surviving Corporation or of any of its subsidiaries.

      4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and unanimously authorized by the Board of Directors of the Company and, except for the approval of its stockholders (if required) as set forth in Section 6.1, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement and the transactions contemplated hereby and thereby. This Agreement and Option Agreement have been duly executed and delivered by the Company and the Agreement constitutes valid and binding obligations of the Company, enforceable in accordance with their terms. Except as set forth on the Disclosure Schedule 4.4, neither the Company nor any of its subsidiaries is subject to or obligated under any provision of (a) its Certificate or Articles of Incorporation or By-Laws,
(b) except as set forth in the Disclosure Schedule, any contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created by the Company's execution, delivery and performance of this Agreement or the Option Agreement and the consummation by the Company of the transactions contemplated hereby, other than any such breaches, violations, rights or encumbrances which will not, individually or in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act and the Hart-Scott-Rodino Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Option Agreement other than (i) filings with such foreign jurisdictions in which subsidiaries of the Company are organized which may require filings to be made in connection with the transfer of control of such subsidiaries, and (ii) such authorizations, consents, approvals or filings with respect to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the ability of the parties to consummate the transactions contemplated hereby. The Company agrees to make any and all such filings on or prior to the Effective Time if the Company is required to make such filings under applicable law.

      4.5 Commission Filings. The Company has heretofore delivered or made available to the Purchaser copies of the Company's (a) Form 10-K Report and (b) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) during 1997 and 1998, in each case as filed with the Commission. The Company has heretofore made available to the Purchaser all other reports, registration statements and other documents filed by the Company with the Commission under the Exchange Act and the Securities Act. All such documents described in the first two sentences of this section are collectively referred to herein as the "Commission Filings." Except as set forth on the Disclosure Schedule, the Company has not filed any Form 8-K Reports with the Commission since January 1, 1998. The Company has timely filed all reports, registration statements and other documents required to be filed with the Commission under the rules and regulations of the Commission, and all Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Commission Filings (including in all cases any exhibits or schedules thereto or documents incorporated therein by reference) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected or superseded by subsequent filings.

      4.6 Financial Statements and Related Data. The audited consolidated financial statements of the Company included in the Form 10-K Report have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended.

      4.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, or reflected in any financial statement or note thereto referred to in Section 4.6 or reflected in the Disclosure Schedule, or reflected in any Commission Filing filed prior to date hereof, since December 31, 1997 until the date hereof, there has not been (a) any Material Adverse Effect on the Company;
(b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on the Company; (c) any entry by the Company or any subsidiary into any commitment or transaction material to the Company and its subsidiaries taken as a whole, which is not in the ordinary course of business;
(d) any change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (e) any declaration, payment or setting aside for payment of any dividends or purchase or redemption of any securities of the Company or (f) any entering into or modification of any employment or severance contract with any executive officer of the Company or any of its subsidiaries or any increase in compensation payable by the Company or any of its subsidiaries to any of their executive officers or any material increase under any bonus, pension or benefit plan.

      4.8 Litigation. As of the date hereof, except as set forth on Schedule 4.8, no action, suit, claim, proceeding, or to the Company's knowledge as of the date hereof, investigation, compliance review, or other legal or administrative proceeding is pending or to the Company's knowledge as of the date hereof, is threatened at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (a "Claim") which is against
(i) the Company, (ii) or any of its subsidiaries or (iii) against any of the officers or directors of the Company or any of its subsidiaries with respect to the Company or its subsidiaries or the business or property of the Company or its subsidiaries.

      4.9 Liabilities. Except as disclosed in the Form 10-K Report neither the Company nor any of its subsidiaries has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due) of a nature that would be required under GAAP to be disclosed on a balance sheet of the Company other than (i) obligations and liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practice, which in the aggregate have not had nor are reasonably expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and (ii) obligations and liabilities to be incurred from and after the date of this Agreement relating to the transactions contemplated hereby.

      4.10 Environmental Matters. The Company and its subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable federal, state, local and foreign laws relating to public health and safety, worker health and safety, pollution or protection of the environment, including those relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except where its failure to obtain the same would not have a Material Adverse Effect on the Company. The Company and its subsidiaries have complied and are in compliance with all terms and conditions of any and all required permits, licenses, and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable federal, state, local or foreign law or any regulation, code, plan, order, decree or judgment relating to public health and safety, worker health and safety, and pollution or protection of the environment, or any notice or demand letter issued, entered, promulgated or approved thereunder by any Governmental Entity, except where the failure to comply would not have a Material Adverse Effect on the Company. To the knowledge of the Company as of the date hereof, no facts, events or conditions relating to the Company's or any of its subsidiaries' past or present operations, facilities or properties interfere in any material respect with or prevent continued compliance by the Company in all material respects with, or give rise to any material present or potential legal, common law or statutory liability of the Company under, any applicable law or regulation related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or related to the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

      4.11 Employee Benefit Plans.

            (a) Section 4.11(a) of the Disclosure Schedule hereto sets forth a list of all material "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such material arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined in this Section 4.11) or with respect to which the Company, any subsidiary of the Company or any Company ERISA Affiliate has or may have any material liability (the "Company Employee Benefit Plans").

            (b) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any subsidiary of the Company or Company ERISA Affiliate presently maintains or has maintained such a plan.

            (c) Except as provided in Part 6 of Title I of ERISA, the Company and the subsidiary of the Company do not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company and the subsidiaries of the Company have never represented, promised to or contracted with any employee or former employee that such benefits would be provided.

            (d) Except for the Options set forth in Section 4.3 of the Disclosure Schedule and the rights of participants under the Company's Employee Stock Purchase Plans, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any individual. The only severance agreements or severance policies applicable to the Company or the subsidiary of the Company in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 4.11(d) of the Disclosure Schedule. No payment or benefit which will or may be made by the Company, Parent or any of their subsidiaries or affiliates with respect to any employee of the Company or any subsidiary of the Company will be characterized as an "excess parachute payment" within the meaning of
      Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

            (e) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. No Company Employee Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, and neither the Company nor any subsidiary of the Company or any Company ERISA Affiliate maintains or has ever maintained such a plan.

            (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company and the subsidiary of the Company have complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) as of the date hereof there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

            (g) Section 4.11(g) of the Disclosure Schedule sets forth a complete list of all amounts outstanding relating to bonuses payable to employees and any obligation to pay bonuses to employees relating to the Company's performance, the employee's performance or the transactions contemplated hereby.

            (h) All compensation attributable to outstanding options to acquire Shares constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

            (i) The Company has provided, or concurrently herewith shall provide, all notices to holders of options required under any Stock Plan or otherwise in connection with the Offer and the other transactions contemplated hereby.

      For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

      4.12 Labor Matters. As the date hereof, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any group of their respective employees; (ii) neither the Company nor, to the knowledge of the Company, any of its subsidiaries, is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees;
(iii) neither the Company nor any of its subsidiaries has materially breached or otherwise materially failed to comply with any provision of any such agreement or contract and there are no material grievances outstanding against any such parties under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its subsidiaries; and (v) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company is required to consummate the transactions contemplated by this Agreement.

      4.13 Offer Documents. Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any such amendments or supplements are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      4.14 Trademarks, Patents and Copyrights.

            (a) The Company and its subsidiaries own, or are licensed to use, all trademarks, trade names, service marks, copyrights and patents, together with any applications for the registrations of such trademarks, trade names, services marks, copyrights and patents, and all processes, formulae, methods, schematics, technology, know-how, software programs or applications and tangible or intangible proprietary information or materials that are necessary to conduct the business of the Company and its subsidiaries as currently conducted, the absence of which rights would reasonably be expected to have a Material Adverse Effect on the Company (the foregoing collectively referred to as the "Company IP Rights").

            (b) Schedule 4.14(b) of the Disclosure Schedule sets forth a complete list of all patents, registered copyrights, registered trademarks, trade names and service marks and any applications for all of the foregoing, included in Company IP Rights, and specifies, where applicable, the jurisdictions in which each such Company IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

            (c) Schedule 4.14(c) of the Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any other person is licensed or otherwise has rights under any Company IP Right, including agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of any products of the Company, but excluding object code licenses granted by the Company to end-users in the ordinary course of business that permit use of software products without a right to distribute or sublicense the same or otherwise that are on customary end-user terms, and excluding standard licenses granted to the Company by software vendors covering software which is broadly distributed by such licensors. The Company and its subsidiaries are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by the Company and its subsidiaries of the Company IP Rights and the products of the Company.

            (d) The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation of or default under any such license, sublicense or other agreement set forth or required to be set forth on
      Schedule 4.14(c), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except in each case or in the aggregate where such violation, default, termination or modification would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 4.14 of the Disclosure Schedule, the Company (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Company IP Rights, or (ii) is a licensee under or otherwise possesses legally enforceable rights under the Company IP Rights under valid and binding agreements listed in Schedule 4.14(c) of the Disclosure Schedule or excluded therefrom as permitted by this Section 4.14.

            (e) No claims against the Company, or to the Company's knowledge, its licensors or licensees with respect to Company IP Rights, have been asserted or are, to the Company's knowledge, threatened by any person, nor to the Company's knowledge, are there any valid grounds for any claims,
      (i) to the effect that the manufacture, sale, use, offer for sale, importation, reproduction, distribution or preparation of derivative works of any of the products of the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary rights, (ii) against the manufacture, sale, use, offer for sale, importation, reproduction, distribution or preparation of derivative works by the Company of any computer software programs and applications and tangible or intangible proprietary information or material used in the Company's business as currently conducted or as currently proposed to be conducted, or (iii) challenging the ownership by the Company, or the validity or effectiveness of any, of the Company IP Rights, except in the case of clauses (i), (ii) and (iii) with respect to claims brought after the date hereof as would not have a Material Adverse Effect on the Company. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation under any Company IP Rights by any third party, including any employee or former employee of the Company. To the knowledge of the Company, no Company IP Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to the Company.

            (f) It is the Company's policy to have each employee, consultant or contractor of the Company execute a proprietary information and confidentiality agreement substantially in the form of the Company's standard forms of such agreement, and substantially all of the Company's employees, consultants and contractors have executed such an agreement.

      4.15 Taxes. Each of the Company and its subsidiaries has filed all federal and state tax returns and reports, and all material local and foreign tax returns and reports, that it was required to file. All such tax returns and reports were correct and complete in all material respects. All taxes owed by any of the Company and its subsidiaries have been paid except for taxes in an immaterial amount or as to which the Company is contesting in good faith (with the basis for such contested Taxes set forth on Schedule 4.15). Each of the Company and its subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority or agency is now asserting or, to the best of the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, local or foreign income tax. The accruals and reserves for taxes reflected in the balance sheet of the Company as of December 31, 1997 are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. The Company is not, and has not been during the period specified in
Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

      4.16 Brokers, Advisors. No broker, finder or investment banker (other than DRW)

            (a) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Purchaser and the Merger Sub a complete and correct copy of all agreements between the Company and DRW pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

            (b) As long as the transactions contemplated hereunder are consummated without any related litigation, and excluding any fees and expenses related to antitrust matters other than fees and expenses associated with the Company's initial filing under the Hart-Scott-Rodino Act, the aggregate fees and expenses payable by the Company and its subsidiaries in respect of this Agreement and the transactions contemplated hereby to any of its advisors (including investment bankers, counsel, accountants and other consultants) will not exceed $3,000,000.00.

      4.17 Product Liabilities. Except as set forth in the Disclosure Schedule, as of the date hereof there are no product warranty, product liability or similar claims pending, or to the knowledge of the Company, as of the date hereof, threatened, against the Company or any of its subsidiaries.

      4.18 Related Party Transactions. Except as set forth in the Disclosure Schedule, or the SEC Reports for the year ended December 31, 1997, no current or former director, officer or, to the knowledge of the Company as of the date hereof, key employee of the Company or any of its subsidiaries nor any "Associate" (as defined in Rule 405 promulgated under the Securities Act) of any such person, is presently, directly or indirectly through his affiliation with any other person or entity, a party to any transaction with the Company or any of its subsidiaries providing for the furnishing of services (except as an employee) by or to, or rental of real or personal property from or to, or otherwise requiring cash payments by or to any such person. In addition, except as set forth in the Disclosure Schedule or SEC Reports, during such periods there was no relationship or transaction involving the Company or any of its subsidiaries which is described in Item 404 of Regulation S-K promulgated under the Securities Act.

      4.19 Rights Agreement. The Board of the Directors of the Company has approved an amendment to the Rights Agreement, and within 3 business days hereof, the Company will amend the Rights Agreement, so that the Rights Agreement will not be applicable to Parent, Purchaser or Merger Sub solely by virtue of this Agreement, the Option Agreement, the Offer, the announcement of the Offer, the purchase of Shares or Option Shares by Parent, the Purchaser or the Merger Sub pursuant to the Offer or the Merger, or any other action contemplated hereby.

                                   ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER


      5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless the Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement or as set forth in Schedule 6.1:

            (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall maintain their facilities in, the ordinary course of business and consistent with past practice.

            (b) The Company shall not directly or indirectly, or permit any of its subsidiaries, do any of the following: (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date hereof) options or rights under the Employee Stock Purchase Plans to acquire Shares in accordance with their terms in effect on the date hereof); (ii) amend or propose to amend the Certificate or Articles of

      Incorporation or By-Laws of it or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares other than pursuant to the Rights Plan; (iv) other than pursuant to the Rights Plan redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by
      Section 2.5 hereof and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of an employment, director or consulting relationship with the Company; or (v) enter into or materially modify any agreement, commitment or arrangement with respect to any of the foregoing.

            (c) Neither the Company nor any of its subsidiaries shall (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities for borrowings except in the ordinary course of business and consistent with past practice; (iv) guarantee, endorse or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company; or (v) enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

            (d) Neither the Company nor any of its subsidiaries shall (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits in effect on the date of this Agreement.

            (e) Except as may be required by applicable law, neither the Company nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee.

            (f) Except as is necessary after consultation with counsel to comply with the fiduciary duties of the Board of Directors of the Company, the Company will not (i) call any meeting (other than any meeting contemplated by Section 6.1) of its stockholders or (ii) waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person.

            (g) The Company shall use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

            (h) The Company (i) shall use its reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it or its subsidiaries; (ii) as requested by the Purchaser and the Merger Sub shall confer on a regular and frequent basis with representatives of the Purchaser and the Merger Sub to report operational matters and the general status of ongoing operations; (iii) shall not take any action, and shall not permit any of its subsidiaries to take any action, which would cause, or which reasonably may be expected to cause, a failure to satisfy the condition set forth in paragraph (e)(x) of Annex I; and (iv) shall notify the Purchaser and the Merger Sub of any emergency or other change in the normal course of its or any of its subsidiaries' business or in the operation of its or any of its subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would, individually or in the aggregate, have a Material Adverse Effect on the Company or would reasonably be expected to impair any party's ability to consummate the transactions contemplated by this Agreement; and

            (i) Neither the Company nor any of its subsidiaries shall adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

            (j) Neither the Company nor any of its subsidiaries shall make any material tax election or settle or compromise any material federal, state, local, or foreign tax liability, except in the ordinary course of business and consistent with past practice;

            (k) Except as contemplated by Sections 2.6, 2.7 and 6.3, the Company shall not modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding, and shall not amend, change or waive (or exempt any person from the effect of) the Rights Agreement, except in the exercise of its fiduciary duties by the Board of Directors after consultation with counsel.

            (i) The Company shall postpone the holding of its Annual Meeting of Stockholders (the "Company Annual Meeting") indefinitely pending consummation of the Merger unless the Company is otherwise required to hold the Company Annual Meeting by Delaware Law.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

      6.1 Action of Stockholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote upon the Merger, if a stockholder vote is required. If a stockholders' meeting is convened, the Board of Directors shall recommend that the stockholders of the Company vote to approve the Merger. Such recommendation shall not be withdrawn or adversely modified except by resolution of the Continuing Directors adopted in the exercise of applicable fiduciary duties after consultation with counsel. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by the Purchaser, use its best efforts to solicit from stockholders of the Company proxies in favor of such approval and shall take all other reasonable action necessary or, in the opinion of the Purchaser, helpful to secure a vote or consent of stockholders in favor of the Merger. At any such meeting, the Parent shall vote or cause to be voted all of the Shares then owned by the Parent, Purchaser or any subsidiary of the Parent in favor of the Merger and the Company shall vote all Shares in favor of the Merger for which proxies in the form distributed by the Company shall have been given and with respect to which no contrary direction shall have been made. Following the purchase of Shares, if any, pursuant to the Offer, Parent shall ensure that all Shares purchased pursuant to the Offer continue to be held by Parent, Purchaser, and/or a direct or indirect wholly-owned subsidiary of Parent until such time as the Merger is consummated.

      6.2 Proxy Statement. If a stockholder vote is required, the Company and the Purchaser shall cooperate with each other and use all reasonable efforts to prepare, and the Company and the Purchaser shall file with the Commission as soon as reasonably practicable following consummation of the Offer and use their best efforts to have cleared by the Commission, a proxy statement or information statement, as appropriate, with respect to the approval of the Merger by the Company's stockholders. The information provided and to be provided by the Purchaser, the Merger Sub and the Company, respectively, for use in the proxy statement or information statement shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading.

      6.3 Employee Agreements and Severance Agreements. Parent shall cause the Company (or any successor to the Company after the purchase of shares pursuant to the Offer) to honor without modification all employment agreements and severance agreements and policies in effect prior to the date hereof between the Company and any employee of the Company, all of which, the Company hereby represents and warrants, have been disclosed in writing to Parent prior to the date hereof.

      6.4 Expenses. If (a) this Agreement is terminated by the Company pursuant to Section 8.1(e)(iii) or Section 6.6(b), or (b) this Agreement is terminated by the Purchaser pursuant to Section 8.1(c) or (c) this Agreement is terminated for any reason other than a material breach of this Agreement by the Parent, the Purchaser or the Merger Sub, and in case of this clause (c) reasonably concurrently therewith or within four months thereafter (x) a definitive agreement is entered into between the Company and any person other than the Purchaser or any affiliate of the Purchaser for the acquisition or disposition of a material amount of assets or securities of the Company, or for a merger, consolidation or other reorganization of the Company at a price equivalent to a price per Share in excess of $10.00 and the transactions contemplated thereby are subsequently consummated at any time or (y) any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Purchaser or any affiliate of the Purchaser shall have acquired beneficial ownership of 50% or more of the outstanding Shares at a price per Share in excess of $10.00, or offered by way of a public tender offer to acquire beneficial ownership of 50% or more of the outstanding Shares at a price per Share in excess of $10.00 and the transactions contemplated thereby are consummated at any time, the Company shall pay to Parent upon demand (by wire transfer of immediately available federal funds to an account designated by Parent for such purpose) the amount of $7,250,000 (the "Termination Fee") to compensate Parent, the Purchaser and the Merger Sub for taking actions to consummate this Agreement, to reimburse them for the time and expense relating thereto and for other direct and indirect costs (including lost opportunity costs) in connection with the transactions contemplated herein. The Company acknowledges that the provisions set forth in this section are an integral part of this Agreement that have been negotiated in order to induce Parent, the Purchaser and the Merger Sub to enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts referred to above, the Company shall in addition pay Parent all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in collecting such fees together with interest on the amount of such fees from the date such payment was required to be made until such time as payment is received by Parent at the rate of the lesser of (i) 10% per annum or (ii) the maximum rate permitted by law. Payment of such amount by the Company along with any interest, costs and expenses as may be required under this
Section 6.4 shall constitute a full and complete discharge of all obligations or liabilities of the Company under this Paragraph.

      In addition to any damages caused by conduct which constitutes a breach by any of Parent, the Purchaser, the Merger Sub or the Company of any of their obligations under this Agreement, the breaching party agrees, jointly and severally, to pay to the nonbreaching party all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by the nonbreaching party in connection with the enforcement by the nonbreaching party of its rights hereunder, together with interest on the amount of such damages from the date such damages are incurred until such time as payment is received by the nonbreaching party at the rate of the lesser of (i) 10% per annum or (ii) the maximum rate permitted by law.

      6.5 Additional Agreements. Subject to the terms and conditions provided herein, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including but not limited to filings under the Hart-Scott-Rodino Act and submissions of information requested by governmental authorities. The Company shall, and shall cause its officers, directors, affiliates and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition of or sale of any equity interest in or substantial assets of the Company or any of its subsidiaries.

      6.6 No Solicitation.

            (a) Except as provided in Section 6.6(b) below, the Company agrees that from the date hereof until the Effective Time or the termination of this Agreement, the Company will not, directly or indirectly, through any officer, director, affiliate or agent of the Company, or otherwise, solicit, initiate, entertain, or encourage any proposals or offers from any person other than Parent or its affiliates (a "third party") relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (an "Alternative Acquisition"), or engage in any recapitalization or sale of any equity interest in or sale or assignment of substantial assets of the Company or any of its subsidiaries (other than pursuant to the exercise of options and Rights outstanding on the date hereof or granted following the date hereof with Parent's written permission) to a third party (an "Equity Transaction"); nor will the Company participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any third party person to do or seek, any Alternative Acquisition or Equity Transaction (it being understood that the Company may make available copies of this Section 6.6 to third parties who are not solicited by Company or any officer, director, affiliate or agent of the Company).

            (b) Notwithstanding the foregoing, this Section 6.6 will not be violated and the Company shall be permitted to negotiate and provide information to any third party that provides a Bona Fide Offer, provided that the Company shall have first notified the Parent in writing of its receipt of such proposal and the material terms thereof. For purposes of this Agreement, a "Bona Fide Offer" means any bona fide proposal made by a third party with respect to an Alternative Acquisition on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its outside financial advisors) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (after consultation with its outside financial advisors) is highly probable of being obtained by such third party. In addition, the Company may terminate this Agreement and accept such Bona Fide Offer upon the payment to Parent of the fee provided in Section 6.4.

            (c) Notwithstanding the provisions of paragraph 13 of the Confidentiality Agreement and clause (b) of Section 8.4 of this Agreement (the "Standstill Provisions") if any third party commences an Alternative Acquisition involving a change of control in the Company or its business then, provided this Agreement has been terminated, Parent and its affiliates shall be entitled to propose or present any offer or offers or take other action it deems appropriate in response thereto and the Standstill Provisions shall not be applicable thereto.

      6.7 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement or the Option Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the purchase of Shares pursuant to the Offer, and (b) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.8 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents (including lenders, attorneys and accountants) to afford the Parent and the Purchaser complete access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish Parent and the Purchaser all financial, operating, personnel, compensation, tax and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request. All of such information shall be treated as "Evaluation Material" pursuant to the terms of the Confidentiality Agreement.

      6.9 Stockholder Claims. The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Merger prior to the Effective Time without the prior written consent of the Purchaser.

      6.10 Indemnification.

            (a) The By-Laws of the Company as the Surviving Corporation shall contain the provisions with respect to indemnification set forth in
      Article VI of the By-Laws of the Company. Such provisions in the By-Laws of the Company and the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of three years from the date Parent, the Purchaser or the Merger Sub acquires a majority of the Shares in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. In addition, Parent shall use its reasonable efforts to cause the Company, as the Surviving Corporation, to maintain in full force and effect for a period of at least three years following the Effective Time, directors and officers liability insurance with limits of at least those currently in place containing terms and provisions comparable to the terms and provisions of the current policy maintained by the Company for the benefit of existing and former officers, directors, employees and agents of the Company but the Surviving Corporation shall only be liable for annual premiums of no more than 30% greater than that presently incurred by the

      Company on the date hereof for such coverage. From and after the consummation of the Offer, Parent will, and will cause the Company to, fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement in effect at such time between the Company and each person who is or was a director, officer, employee or agent of the Company at or prior to such time.

            (b) In the event Parent or the Company as the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, shall assume the obligations set forth in this Section 6.10. Parent further agrees to assume the obligations set forth in this Section 6.10 and the obligations of the Surviving Corporation under the indemnification obligations of the Company referenced in paragraph (a) of this Section 6.10 during any period of time in which the Surviving Corporation fails to or is unable to perform its obligations hereunder.

            (c) This Section 6.10 shall survive the Effective Time, is intended to benefit the Company, the Surviving Corporation and each of the persons referred to in paragraph (a) of this Section and shall be binding on all successors and assigns of Parent and the Company.

      6.11 Consents and Amendments. The Company shall use its commercially reasonable efforts to obtain, without the payment of any fee or compensation, consents to the Offer, the Merger, and the transactions contemplated by this Agreement from the parties to the agreements listed on Section 6.11 of the Disclosure Schedule. The Company shall use its best efforts to enter into an agreement with Shell Oil Products Company, with Shell acting for itself and Shell Oil Company (collectively "Shell"), whereby the Company and Shell amend the Software License Agreement (the "Shell License Agreement") dated September 15, 1997 by and between the Company and Shell (the "Shell Amendment") on terms reasonably satisfactory to Parent.

      6.12 Option Agreement. The Company hereby covenants that it will not take any action whatsoever challenging or seeking to invalidate the effectiveness or validity of the Option Agreement.

                                   ARTICLE 7

                                   CONDITIONS

      7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) The Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the Delaware Law;

            (b) All waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

            (c) There shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

            (d) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger;

            (e) This Agreement shall not have been terminated pursuant to
      Section 8.1 hereof; and

            (f) The Purchaser shall have been required hereunder to purchase Shares pursuant to the Offer.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor the Purchaser may in any event terminate this Agreement):

            (a) By mutual consent of the Boards of Directors of Parent and the Company;

            (b) By either the Purchaser or the Company if the Offer shall not have been consummated on or before October 31, 1998, provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if it is in material breach of its obligations under this Agreement;

            (c) By the Purchaser if (i) the Company or any subsidiary of the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any Alternative Acquisition or Equity Transaction or the Company's board of directors shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9) its favorable recommendations with respect to the Offer and the Merger, or any corporation, entity, "group" or "person" (as defined in the Exchange Act) other than Parent, the Purchaser or the Merger Sub, shall have acquired beneficial ownership of more than 50% of the outstanding Shares, or (ii) the Rights Amendment shall not have been adopted by April 20, 1998 and remained in full force and effect thereafter;

            (d) By the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of any failure of any of the conditions to the Offer set forth in Annex I; provided that if any and all such conditions as to which there is a failure are and continue to be reasonably probable of being satisfied by the date which is 30 business days after commencement of the Offer, the Purchaser shall not terminate this Agreement as a result of such failures until the date which is 30 business days after commencement of the Offer.

            (e) By the Company if (i) the Offer shall not have been commenced substantially in accordance with Section 1.1; or (ii) the Offer shall have expired or been terminated without any Shares having been purchased thereunder; or (iii) if a tender offer for Shares is commenced by a person or entity, or the Company receives an offer with respect to a merger, sale of assets or other business combination with a person, any of which the Board of Directors determines, in the exercise of its fiduciary duties and subject to compliance with Section 6.6(b), makes necessary or advisable the termination of this Agreement; provided that the provisions of Section
      6.4 shall survive termination of the Agreement pursuant to this clause
      (iii); or (iv) there shall have occurred a material breach or failure to perform in any material respect by Parent, the Purchaser or Merger Sub of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty days after the giving of written notice to such breaching party; or

            (f) By the Purchaser or if any Governmental Entity shall have issued an order, decree or ruling or taken other action permanently enjoining, restraining or otherwise prohibiting acceptance or payment for, Shares pursuant to the Offer or the Merger, which such order, decree, ruling or other action shall have become final and nonappealable provided that the provisions of Section 6.4 shall survive termination of the Agreement pursuant to this clause (f);

      8.2 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company

(if such approval is required), no amendment may be made which changes the amount into which each Share will be converted or effects any change which would materially and adversely affect the stockholders of the Company without the further approval of the stockholders of the Company.

      8.3 Waiver. Subject to applicable law and the provisions of this Agreement, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. For the purposes of this Section 8, Parent, the Purchaser and the Merger Sub shall be considered to be a single party.

      8.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, (a) this Agreement shall become void and there shall be no liability or further obligation on the part of the Parent, the Purchaser, the Merger Sub or the Company or their respective stockholders, officers or directors, except as set forth in Section 6.4, in the last sentence of Section 1.2(d) hereof and in the confidentiality obligations of Section 6.8 hereof and
(b) the Purchaser and the Merger Sub shall terminate the Offer, if still pending, without purchasing any Shares thereunder and shall not, subject to the proviso set forth in Section 13(c) of the Confidentiality Agreement, for a period of two years following termination, commence a tender or exchange offer for any capital stock of the Company without prior written consent of the Company.

                                   ARTICLE 9

                               GENERAL PROVISIONS

      9.l Public Statements. Except as required by applicable law, including the rules and regulations of NASDAQ, neither Parent, the Purchaser or the Merger Sub, on the one hand, nor the Company, on the other hand, shall make any public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby, without the approval of the Company or the Purchaser, respectively. The parties hereto agree to consult with each other, to the extent practicable, prior to issuing each public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby.

      9.2 Notices. All notices and other communications hereunder shall be in writing and sent by hand delivery, facsimile transmission (with confirmation of receipt), or nationally recognized overnight courier service (with proof of delivery), to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent, the Purchaser or the Merger Sub:

             Siebe plc
             Saxon House
             2-4 Victoria Street
             Windsor, Berkshire SL4 1EN
             England
             Attention: Allen Yurko
             Telephone: 011-44-1753-839-266
             Facsimile: 011-44-1753-831-176

      with copies to:

             Fried, Frank, Harris, Shriver & Jacobson
             350 South Grand Avenue, 32nd Floor
             Los Angeles, CA 90071
             Attention: David K. Robbins, Esq.
             Telephone: (213) 473-2000
             Facsimile: (213) 473-2222

      (b) if to the Company:

             Simulation Sciences Inc.
             601 Valencia Avenue, Suite 100
             Brea, California 92823
             Attention: Charles R. Harris
             Telephone: 714-579-0412
             Facsimile: 714-579-0175

      with copies to:

             Wilson Sonsini Goodrich & Rosati
             650 Page Mill Road
             Palo Alto, CA  94304-1050
             Attention: Marty Korman, Esq.
             Telephone: (650) 493-9300
             Facsimile: (650) 493-6811

      9.3 Interpretation. When a reference is made in this Agreement to subsidiaries of the Purchaser or the Company, the word "subsidiaries" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the Exchange Act) of the Purchaser or the Company, as the case may be; provided, however, that the Company shall in no event and at no time be considered a subsidiary of the Purchaser for purposes of this Agreement. As used herein, the term "person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

      9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or enforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

      9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein including the Confidentiality Agreement and the Option Agreement), except as expressly provided in Section 6.6(c) hereof,: (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that the Purchaser and the Merger Sub may assign all or any portion of their rights under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, and except that this Agreement may be assigned by operation of law to any corporation with or into which the Purchaser may be merged; but no such assignment shall relieve Parent, the Purchaser and the Merger Sub of their obligations hereunder, and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      9.6 Survival of Representations and Warranties. The representations and warranties of the parties set forth herein shall be deemed to be continuing as if made as of the date of any determination hereunder; provided, however, that such representations and warranties shall terminate as of the time Parent, the Purchaser or the Merger Sub acquires Shares pursuant to the Offer, or upon the termination of this Agreement pursuant to Section 8.1.

     IN WITNESS WHEREOF, Parent, the Purchaser, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                        SIEBE PLC


                                        By:  /s/ GEORGE W. SARNEY
                                             --------------------------------
                                             Name: George W. Sarney
                                             Its:  Director


                                        S ACQUISITION CORP.


                                        By:  /s/ JAMES C. BAYS
                                             --------------------------------
                                             Name: James C. Bays
                                             Its:  President

                                        S SUB CORP.


                                        By:  /s/ JAMES C. BAYS
                                             --------------------------------
                                             Name: James C. Bays
                                             Its:  President


                                        SIMULATION SCIENCES INC.


                                        By:  /s/ ROBERT E. GRICE, JR.
                                             --------------------------------
                                             Name: Robert E. Grice, Jr.
                                             Its:  Executive Vice President
                                                   Chief Financial Officer

                                    ANNEX I

                            CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Agreement and Plan of Merger (the "Agreement") or the Offer but subject to Section 1.1(c) of the Agreement, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend (to the extent permitted by the Agreement) or terminate (to the extent permitted by the Agreement) the Offer (1) if the Minimum Condition is not satisfied as of the expiration of the Offer; (2) any applicable waiting period under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or been terminated prior to the expiration of the Offer; or (3) if, upon the scheduled expiration date of the Offer and before acceptance of such Shares for payment (or, in respect of paragraph (g), the latest date permitted in accordance with Rule 14d-1(c) of the Securities Exchange Act of 1934, as amended), any of the following conditions exists or is continuing (each of paragraphs (a) through (g) providing a separate and independent condition to the Purchaser's obligations pursuant to the Offer):

            (a) there shall be any statute, rule, injunction or other order promulgated, enacted, entered or enforced by any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign of competent jurisdiction (other than the routine application to the Offer, the Merger or other subsequent business combination of waiting, review and investigation periods under the Hart-Scott-Rodino Act and similar foreign antitrust laws and published rules, and routine application of federal securities laws and published rules), (i) making the purchase of some or all of the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of the Purchaser or the Merger Sub to purchase some or all of the Shares, (ii) invalidating or rendering unenforceable any material provision of the Agreement, (iii) imposing material limitations on the ability of the Purchaser or the Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) imposing material limitations on the ability of any of Parent, the Purchaser, or the Company to continue to own or operate effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated, (v) imposing material limitations on the ability of the Purchaser to continue effectively all or any material portion of the Company's business as heretofore conducted or to own or operate effectively all or any material portion of the Company's assets as heretofore operated, or (vi) to the effect that the Offer or the Merger is violative of any applicable law which would reasonably be expected to result in any of the consequences described in clauses (i) through (v) above;

            (b) there shall be any law, statute, rule or regulation, domestic or foreign, enacted or promulgated that, directly or indirectly, results or would reasonably be expected to result in any of the consequences referred to in paragraph (a) above, or any action, suit or proceeding shall have been commenced by a governmental or regulatory authority or body seeking to restrain, enjoin or otherwise prohibit the Offer, the Merger, or the completion of the transactions contemplated by the Agreement;

            (c) there shall be (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States or on the London Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iii) any limitation by any governmental authority which would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom, (v) from the date of this Agreement through the close of business on the business day immediately prior to the date of termination or scheduled expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

            (d) except as set forth in the SEC Reports or the Disclosure Schedule, any change shall since the date of the Agreement have occurred or be threatened which individually or in the aggregate has had or is continuing to have or would reasonably be expected to have a Material Adverse Effect on the Company (as defined in the Agreement) and its subsidiaries, taken as a whole;

            (e) (x) any of the representations and warranties of the Company in the Agreement shall not be true and correct (i) in all material respects on the date of the Agreement or (ii) in all respects as if made on the date of any scheduled expiration of the Offer, except in the case of clause (ii), in the case of any one or the aggregate of all inaccuracies, as would not have a Material Adverse Effect on the Company, and except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct except as would not have a Material Adverse Effect on the Company as of such particular date), it being understood that, for purposes of determining whether inaccurate representations and warranties would have a Material Adverse Effect on the Company, "Material Adverse Effect" and "materiality" qualifications and limitations in the representations and warranties shall not be given effect; or (y) the Company shall have breached in any material respect or shall not have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it under the Agreement; or

            (f) the Agreement shall have been terminated pursuant to its terms.

which, in the good faith judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition (except in the case any such condition is not satisfied as the direct result of a breach by Parent or Purchaser of obligations under the Agreement), make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

      The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser and Parent regardless of the circumstances (except in the case any such condition is not satisfied as the direct result of a breach by Parent or Purchaser of obligations under the Agreement) giving rise to such conditions, or may be waived (except for the Minimum Condition) by the Purchaser or the Merger Sub in whole at any time or in part from time to time in their sole discretion. The failure by the Purchaser or the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.